                                                 Exhibit 4(a)




                 CERTIFICATE OF DESIGNATION

                             OF

               ANADARKO PETROLEUM CORPORATION

                      200,000 SHARES OF
          5.46% CUMULATIVE PREFERRED STOCK, SERIES B





              Pursuant to Section 151(g) of the
      General Corporation Law of the State of Delaware


















May 4, 1998

                      TABLE OF CONTENTS
                                                        Page
 Section 1.  Number of Shares and Designation                  4
 Section 2.  Ranking                                           4
 Section 3.  Dividends                                         4
 Section 4.  Liquidation Preference                            7
 Section 5.  Voting Rights                                     8
 Section 6.  Redemption                                        9

                    CERTIFICATE OF DESIGNATION
                    OF 200,000 SHARES OF
         5.46% CUMULATIVE PREFERRED STOCK, SERIES B
              OF ANADARKO PETROLEUM CORPORATION



     The undersigned, Michael E. Rose and Suzanne Suter, being respectively a Senior Vice President and the Corporate Secretary of Anadarko Petroleum Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), certify that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the Restated Certificate of Incorporation of the Company, which authorizes the issuance, by the Company, of up to 2,000,000 shares of preferred stock, par value $1.00 per share, which authority was delegated to the Special Committee of the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 141 of the General Corporation Law of the State of Delaware on April 30, 1998, the Special Committee of the Board of Directors on May 4, 1998, duly adopted resolutions creating and providing for the issuance of a series of preferred stock of the Company with the following terms and conditions:

     Section 1.  Number of Shares and Designation.  Two
hundred thousand (200,000) shares of the 2,000,000 authorized shares of preferred stock, par value $1.00 per share of the Company are hereby constituted as a series of preferred stock, par value $1.00 per share, designated as 5.46% Cumulative Preferred Stock, Series B" (hereinafter called the "Preferred Stock").

     Section 2. Ranking. The Preferred Stock will, on the date of original issuance, rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company with each other outstanding series of preferred stock of the Company. The Preferred Stock, together with each other series of preferred stock of the Company, will rank prior to the Common Stock of the Company as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company.

     Section 3. Dividends. (i) General. Cumulative cash dividends will be payable on each share of Preferred Stock when, as, and if declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available therefor.

     The initial dividend for the dividend period commencing on May 7, 1998, to but excluding June 30, 1998, will be $8.19 per share and will be payable on June 30, 1998. Thereafter, dividends on the Preferred Stock will be payable quarterly, when, as, and if declared by the Board of Directors of the Company or a duly authorized committee thereof on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") at the annual rate of 5.46% or $54.60 per share. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If a Dividend Payment Date is not a business day, dividends (if declared) on the Preferred Stock will be paid on the next business day, without interest. A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date and ending on the day immediately prior to the next Dividend Payment Date. Dividends will be payable to holders of record as they appear on the stock books of the Company on the record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     Dividends on the Preferred Stock will be cumulative and rights will accrue to the holders of the Preferred Stock if the Company fails to declare one or more dividends on the Preferred Stock in any amount, whether or not the earnings or financial condition of the Company were sufficient to pay such dividends in whole or in part.

      (ii) Changes in the Dividends Received Percentage. If, prior to 18 months after the original issuance of the Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted which change the percentage of the dividends received deduction as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend on each share of the Preferred Stock for dividend payments made on or after the date of enactment of such change will be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent and above rounded up):

                      1-[.35 (1 - .70)]
                      1-[.35 (1 - DRP)]
     For the purposes of the DRD Formula, DRP means the Dividends Received Percentage applicable to the dividend in question; provided however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision, will give rise to such an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Company shall receive either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment does not apply to dividends payable on the Preferred Stock, then any such amendment shall not result in the adjustment provided for pursuant to the DRD Formula. The opinion referenced in the previous sentence will be based upon a specific exception in the legislation amending the DRP or upon a published pronouncement of the Internal Revenue Service addressing such legislation. Unless the context otherwise requires, references to dividends herein shall mean dividends as adjusted by the DRD Formula. The Company's calculation of the dividends payable as so adjusted, and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review.

     If any amendment to the Code which reduces the Dividends Received Percentage is enacted after a Dividend Record Date and before the next Dividend Payment Date, the amount of dividend payable on such Dividend Payment Date will not be increased, but instead, an amount equal to the excess of (x) the product of the dividends paid by the Company on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage applicable to the dividend in question and .50) over (y) the dividends paid by the Company on such Dividend Payment Date, will be payable (if declared) to holders of record on the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.

     In addition, if any such amendment to the Code is enacted that reduces the Dividends Received Percentage and such reduction retroactively applies to a Dividend Payment Date as to which the Company previously paid dividends on the Preferred Stock (each an "Affected Dividend Payment Date"), the Company will pay (if declared), additional dividends (the "Additional Dividends") on the next succeeding Dividend Payment Date (or if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on such succeeding Dividend Payment Date in an amount equal to the excess of (x) the product of the dividends paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage and .50 applied to each Affected Dividend Payment Date) over
(y) the dividends paid by the Company on each Affected
Dividend Payment Date.

     Notwithstanding the foregoing, Additional Dividends will not be paid as a result of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Preferred Stock which retroactively reduces the Dividends Received Percentage, or if such amendment would not result in an adjustment due to the Company having received either an opinion of counsel or tax ruling referred to in the third preceding paragraph. The Company will make only one payment of Additional Dividends.

     In the event that the amount of dividend payable per share of the Preferred Stock will be adjusted pursuant to the DRD Formula and/or Additional Dividends are to be paid, the Company will cause notice of each such adjustment and, if applicable, any Additional Dividends, to be sent to the holders of the Preferred Stock with the payment of dividends on the next Dividend Payment Date after the date of such adjustment.

     Section 4. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made on the Company's Common Stock or any other class or series of stock of the Company ranking junior to the Preferred Stock upon liquidation, liquidating distributions in the amount of $1,000 per share, plus an amount equal to the sum of all accrued and unpaid dividends including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends (whether or not earned or declared) for the then current dividend period and all dividend periods prior thereto.

     Section 5.  Voting Rights.  The holders of shares of
Preferred Stock will not be entitled to vote, except as set forth below or as expressly required by applicable law.

     If the equivalent of six quarterly dividends payable on the Preferred Stock or any other class or series of preferred stock are in default, the number of directors of the Company will be increased by two (without duplication of any increase made pursuant to the terms of any other series of preferred stock of the Company), and the holders of the Preferred Stock, voting as a single class with the holders of shares of any other class of the Company's preferred stock ranking on a parity with the Preferred Stock either as to dividends or distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such newly-created directorships. Such right shall continue until full cumulative dividends for all past dividend periods on all such preferred stock of the Company, including any shares of the Preferred Stock, have been paid or declared and set apart for payment. Any such elected directors shall serve until the Company's next annual meeting of stockholders (notwithstanding that prior to the end of such term the dividend default shall cease to exist) or until their respective successors shall be elected and qualify.

     The affirmative vote or consent of the holders of at least 66-2/3% of the outstanding shares of the Preferred Stock will be required for any amendment of the Restated Certificate of Incorporation of the Company (or any certificate supplemental thereto) which will adversely affect the powers, preferences, privileges or rights of the Preferred Stock. The affirmative vote or consent of the holders of at least 66-2/3% of the outstanding shares of the Preferred Stock and any other series of the Company's preferred stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation, voting as a single class without regard to series, will be required to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the Preferred Stock as to dividends or upon liquidation, or to reclassify any authorized stock of the Company into such prior shares, but such vote will not be required for the Company to take any such action with respect to any stock ranking on a parity with or junior to the Preferred Stock.

     Section 6. Redemption. Prior to May 15, 2008, the Preferred Stock is not redeemable. On or after such date, each share of Preferred Stock will be redeemable, in whole or in part at the option of the Company at any time and from time to time upon not less than 30 nor more than 60 days' notice, out of funds legally available therefor, at a redemption price of $1,000 per share, together in each case with accrued and unpaid dividends (whether or not declared) to the date fixed for redemption including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends. If fewer than all the outstanding shares of Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or pro rata or by any other method as may be determined by the Board of Directors to be equitable.

     If, at any time while the Preferred Stock is outstanding, an enactment of an amendment to the Code results in a reduction of the Dividend Received Percentage to 50% or less, the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Preferred Stock provided that, within 60 days of the date on which an amendment to the Code is enacted which changes the Dividend Received Percentage to 50% or less, the Company sends notice to holders of the Preferred Stock of such redemption. Any redemption of the Preferred Stock pursuant to this paragraph will take place on the date specified in the notice, which date shall not be less than 30 nor more than 60 days from the date such notice is sent to holders of the Preferred Stock. Any redemption of the Preferred Stock in accordance with this paragraph shall be at $1,000 per share plus accrued and unpaid dividends (whether or not declared) thereon to the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage, if any.

     In addition, if the holders of the shares of the Preferred Stock are entitled to vote upon or consent to a merger or consolidation of the Company, and if the Company offers to purchase all of the outstanding shares of the Preferred Stock (the "Offer"), then each holder of Preferred Stock who does not sell their shares of Preferred Stock pursuant to the Offer shall be deemed irrevocably to have voted or consented all shares of Preferred Stock owned by such holder in favor of the merger or consolidation of the Company without any further action by the holder. The Offer shall be at a price of $1,000 per share, together with accrued and unpaid dividends (whether or not declared) to the date fixed for redemption including any increase in dividends payable due to changes in the Dividends Received Percentage and Additional Dividends. The Offer must remain open for acceptance for a period of at least 30 days.

     Holders of Preferred Stock will have no right to require redemption of the Preferred Stock.

     The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.





          IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by one of its Senior
Vice Presidents and attested to by its Corporate Secretary, as of the 6th day of May, 1998.


                             ANADARKO PETROLEUM CORPORATION



                         By:  [M. E. Rose]
                         Name:  Michael E. Rose
                         Title: Senior Vice President, Finance


Attest:



[Suzanne Suter]
Name:  Suzanne Suter
Title:  Corporate Secretary

                                             Exhibit 4(b)
    __________________________________________________






               ANADARKO PETROLEUM CORPORATION


                            and


         CHASEMELLON SHAREHOLDER SERVICES, L.L.C.,
                       As Depositary


                            and


              HOLDERS OF DEPOSITARY RECEIPTS



                       ____________

                     DEPOSIT AGREEMENT
                       ____________




                  Dated as of May 7, 1998






    __________________________________________________
                     TABLE OF CONTENTS




                                                        Page



Parties                                                  1
Recitals                                                 1



                         ARTICLE I

                        DEFINITIONS


"Certificate of Designation"                             1
"Certificate of Incorporation"                           2
"Company"                                                2
"Corporate Office"                                       2
"Deposit Agreement"                                      2
"Depositary"                                             2
"Depositary Share"                                       2
"Depositary's Agent"                                     2
"Receipt"                                                3
"record holder"                                          3
"Registrar"                                              3
"Securities Act"                                         3
"Stock"                                                  3



                         ARTICLE II

            FORM OF RECEIPTS, DEPOSIT OF STOCK,
        EXECUTION AND DELIVERY, TRANSFER, SURRENDER
         AND REDEMPTION AND REPURCHASE OF RECEIPTS


SECTION 2.01   Form and Transfer of Receipts             3
SECTION 2.02   Deposit of Stock; Execution and
                 Delivery of Receipts in
                 Respect Thereof                         4
SECTION 2.03   Redemption and Repurchase of Stock        5
SECTION 2.04   Register of Transfer of Receipts          8
SECTION 2.05   Combination and Split-ups
                 of Receipts                             8
SECTION 2.06   Surrender of Receipts and Withdrawal
                 of Stock                                8
SECTION 2.07   Limitations on Execution and Delivery,
                 Transfer, Split-up, Combination and
                 Surrender of Receipts and Withdrawal
                 or Deposit of Stock                     9
SECTION 2.08   Lost Receipts, etc.                      10
SECTION 2.09   Cancellation and Destruction of
                 Surrendered Receipts                   10



                        ARTICLE III

 CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE COMPANY


SECTION 3.01   Filing Proofs, Certificates and
                 Other Information                      11
SECTION 3.02   Payment of Taxes or Other
                 Governmental Charges                   11
SECTION 3.03   Withholding                              11
SECTION 3.04   Representations and Warranties
                 as to Stock                            12



                         ARTICLE IV

                     THE STOCK, NOTICES


SECTION 4.01   Cash Distributions                       12
SECTION 4.02   Distributions Other Than Cash            12
SECTION 4.03   Subscription Rights, Preferences
                 or Privileges                          13
SECTION 4.04   Notice of Dividends, Fixing of Record
                 Date for Holders of Receipts           14
SECTION 4.05   Voting Rights                            14
SECTION 4.06   Changes Affecting Stock and
                 Reclassifications,
                 Recapitalizations, etc.                15
SECTION 4.07   Reports                                  15
SECTION 4.08   Lists of Receipt Holders                 16



                         ARTICLE V

          THE DEPOSITARY, THE DEPOSITARY'S AGENTS,
               THE REGISTRAR AND THE COMPANY


SECTION 5.01   Maintenance of Offices, Agencies,
                 Transfer Books by the Depositary;
                 the Registrar                          16
SECTION 5.02   Prevention or Delay in Performance
                 by the Depositary, the Depositary's
                 Agents, the Registrar or the
                 Company                                17
SECTION 5.03   Obligations of the Depositary, the
                 Depositary's Agents, the Registrar
                 and the Company                        17
SECTION 5.04   Resignation and Removal of the
                 Depositary, Appointment of
                 Successor Depositary                   19
SECTION 5.05   Corporate Notices and Reports            20
SECTION 5.06   Deposit of Stock by the Company          21
SECTION 5.07   Indemnification by the Company           21
SECTION 5.08   Fees, Charges and Expenses               21



                         ARTICLE VI

                 AMENDMENT AND TERMINATION


SECTION 6.01   Amendment                                22
SECTION 6.02   Termination                              22



                        ARTICLE VII

                       MISCELLANEOUS


SECTION 7.01   Counterparts                             23
SECTION 7.02   Exclusive Benefits of Parties            23
SECTION 7.03   Invalidity of Provisions                 23
SECTION 7.04   Notices                                  24
SECTION 7.05   Depositary's Agents                      24
SECTION 7.06   Holders of Receipts Are Parties          25
SECTION 7.07   Governing Law                            25
SECTION 7.08   Headings                                 25


TESTIMONIUM                                             26

SIGNATURES                                              26

EXHIBIT A                                              A-1





                     DEPOSIT AGREEMENT





          DEPOSIT AGREEMENT, dated as of May 7, 1998 among Anadarko Petroleum Corporation, a Delaware corporation, ChaseMellon Shareholder Services, L.L.C., a limited liability company existing under the laws of the State of New Jersey, as Depositary, and all holders from time to time of Receipts issued hereunder.


                    W I T N E S S E T H:


          WHEREAS, the Company desires to provide as hereinafter set forth in this Deposit Agreement, for the deposit of shares of the Stock with the Depositary, as agent for the beneficial owners of the Stock, for the purposes set forth in this Deposit Agreement and for the issuance hereunder of the Receipts evidencing Depositary Shares representing an interest in the Stock so deposited; and

          WHEREAS, the Receipts are to be substantially in the form annexed as Exhibit A to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement.

          NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and among the parties hereto as follows:


                         ARTICLE I

                        DEFINITIONS

          The following definitions shall apply to the respective terms (in the singular and plural forms of such terms) used in this Deposit Agreement and the Receipts:

          "Certificate of Designation" shall mean the Certificate of Designation establishing and setting forth the rights, preferences, privileges and limitations of the Stock, as filed with the Secretary of State of the State of Delware.

          "Certificate of Incorporation" shall mean the Restated
Certificate of Incorporation, as amended and restated from time to time, of the Company.

          "Company" shall mean Anadarko Petroleum Corporation, a
Delaware corporation, and its successors.

          "Corporate Office" shall mean the office of the Depositary in The City of New York, Borough of Manhattan at which at any particular time its business in respect of matters governed by this Deposit Agreement shall be administered, which at the date of this Deposit Agreement is located at 450 West 33rd
Street.

          "Deposit Agreement" shall mean this agreement, as the same may be amended, modified or supplemented from time to time.

          "Depositary" shall mean ChaseMellon Shareholder
Services, L.L.C., as Depositary hereunder, and any successor as Depositary hereunder.

          "Depositary Share" shall mean the rights evidenced by the Receipts executed and delivered hereunder, including the interests in Stock granted to holders of Receipts pursuant to the terms and conditions of the Deposit Agreement. Each Depositary Share shall represent an interest in 1/10 of one share of Stock deposited with the Depositary hereunder and the same proportionate interest in any and all other property received by the Depositary in respect of such share of Stock and held under
this Deposit Agreement.   Subject to the terms of this Deposit
Agreement, each record holder of a Receipt evidencing a Depositary Share or Shares is entitled, proportionately, to all the rights, preferences and privileges of the Stock represented by such Depositary Share or Shares, including the dividend, redemption, voting and liquidation rights contained in the Certificate of Designation, and to the benefits of all obligations and duties of the Company in respect of the Stock under the Certificate of Designation and the Certificate of Incorporation.

          "Depositary's Agent" shall mean an agent appointed by the Depositary as provided, and for the purposes specified, in
Section 7.05.


          "Receipt" shall mean a Depositary Receipt executed and delivered hereunder, in substantially the form of Exhibit A hereto, evidencing a Depositary Share or Shares, as the same may be amended from time to time in accordance with the provisions hereof.

          "record holder" or "holder" as applied to a Receipt shall mean the person in whose name a Receipt is registered on the books maintained by or on behalf of the Depositary for such purpose.

          "Registrar" shall mean any company appointed to register ownership and transfers of Receipts as herein provided.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Stock" shall mean shares of the Company's 5.46%
Cumulative Preferred Stock, Series B, par value $1.00 per share.

                         ARTICLE II

            FORM OF RECEIPTS, DEPOSIT OF STOCK,
        EXECUTION AND DELIVERY, TRANSFER, SURRENDER
         AND REDEMPTION AND REPURCHASE OF RECEIPTS

          SECTION 2.01. Form and Transfer of Receipts. Receipts shall be engraved or printed or lithographed on steel-engraved borders and shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. Receipts shall be executed by the Depositary by the manual signature of a duly authorized officer of the Depositary; provided, however, that such signature may be a facsimile if a Registrar (other than the Depositary) shall have countersigned the Receipts by manual signature of a duly authorized officer of the Registrar. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Company delivered in accordance with Section 2.02, shall execute and deliver temporary Receipts which shall be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine are necessary for such temporary Receipts, as evidenced by their execution of such temporary Receipts. If temporary Receipts are issued, the Company and the Depositary will cause definitive Receipts to be prepared without unreasonable delay; provided that if such temporary Receipts are global Receipts definitive Receipts need not be prepared until the Receipts cease to be held in global form. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Corporate Office or such other office as the Depositary may designate, without charge to the holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Company's expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Agreement, and with respect to the Stock, as definitive Receipts.

          No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed as provided in the preceding sentence. The Depositary shall record on its books each Receipt executed as provided above and delivered as hereinafter provided. Receipts bearing the facsimile signature of anyone who was at any time a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such Receipts.

          Receipts may be issued in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their execution.

          Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement as may be required by the Depositary or required to comply with any applicable law or regulation or with the rules and regulations of any securities exchange upon which the Stock or the Depositary Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject by reason of the date of issuance of the Stock or otherwise.

          Title to any Receipt (and to the Depositary Shares evidenced by such Receipt) that is properly endorsed or accompanied by a properly executed instrument of transfer shall be transferable by delivery with the same effect as in the case of investment securities in general; provided, however, that the Depositary may, notwithstanding any notice to the contrary, treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

          SECTION 2.02. Deposit of Stock; Execution and Delivery of Receipts in Respect Thereof. Subject to the terms and conditions of this Deposit Agreement, the Company or any holder of Stock may deposit such Stock under this Deposit Agreement by delivery to the Depositary of a certificate or certificates for the Stock to be deposited, properly endorsed or accompanied, if required by the Depositary, by a properly executed instrument of transfer in form satisfactory to the Depositary, together with
(i) all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and
(ii) a written order of the Company or such holder, as the case may be, directing the Depositary to execute and deliver to or upon the written order of the person or persons stated in such order a Receipt or Receipts for the number of Depositary Shares representing such deposited Stock.

          Upon receipt by the Depositary of a certificate or certificates for Stock to be deposited hereunder, together with the other documents specified above, the Depositary shall, as soon as transfer and registration can be accomplished, present such certificate or certificates to the registrar and transfer agent of the Stock for transfer and registration in the name of the Depositary or its nominee of the Stock being deposited. Deposited Stock shall be held by the Depositary in an account to be established by the Depositary at the Corporate Office.

          Upon receipt by the Depositary of a certificate or certificates for Stock to be deposited hereunder, together with the other documents specified above, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver, to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.02, a Receipt or Receipts for the number of whole Depositary Shares representing the Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Corporate Office, except that, at the request, risk and expense of any person requesting such delivery and for the account of such person, such delivery may be made at such other place as may be designated by such person. In each case, delivery will be made only upon payment by such person to the Depositary of all taxes and other governmental charges and any fees payable in connection with such deposit and the transfer of the deposited Stock.

          The Company shall deliver to the Depositary from time to time such quantities of Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Deposit Agreement.

          SECTION 2.03. Redemption and Repurchase of Stock. Whenever the Company shall redeem shares of Stock in accordance with the Certificate of Designation, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary in its capacity as Depositary not less than 5 business days' prior notice of the proposed date of the mailing of a notice of redemption of Stock and the simultaneous redemption of the Depositary Shares representing the Stock to be redeemed and of the number of such shares of Stock held by the Depositary to be redeemed. The Depositary shall, as directed by the Company in writing, mail, first class postage prepaid, notice of the redemption of Stock and the proposed simultaneous redemption of the Depositary Shares representing the Stock to be redeemed not less than 30 and not more than 60 days prior to the date fixed for redemption of such Stock and Depositary Shares, to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed at the addresses of such holders as the same appear on the records of the Depositary. Notwithstanding the foregoing, neither failure to mail or publish any such notice to one or more such holders nor any defect in any notice shall affect the
sufficiency of the proceedings for redemption.   The Company
shall provide the Depositary with such notice, and each such notice shall state: the method for determining the amount payable per Depositary Share; the redemption date; the number of Depositary Shares to be redeemed; and shall call upon each holder of Depositary Shares to surrender, on the redemption date and at the place or places designated by the Company, the Receipts
evidencing Depositary Shares to be redeemed.   On the date of any
such redemption the Depositary shall surrender the certificate or certificates held by the Depositary evidencing the number of shares of Stock to be redeemed in the manner specified in the notice of redemption of Stock provided by the Company pursuant to the Certificate of Designation. The Depositary shall, thereafter, redeem the number of Depositary Shares representing such redeemed Stock upon the surrender of Receipts evidencing such Depositary Shares in the manner provided in the notice sent to record holders of Receipts.

          Notice having been mailed by the Depositary as aforesaid, from and after the redemption date (unless the Company shall have failed to redeem the shares of Stock to be redeemed by it upon the surrender of the certificate or certificates therefor by the Depositary as described in the preceding paragraph), the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares (except the right to receive the cash payable upon redemption upon surrender of such Receipts) shall, to the extent of such Depositary Shares, cease and terminate. The foregoing shall be subject further to the terms and conditions of the Certificate of Designation.

          If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the holder of such Receipt upon its surrender to the Depositary, together with the redemption price (to be paid in the form of cash) and all accrued and unpaid dividends to and including the date fixed for redemption payable in respect of the Depositary Shares called for redemption, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

          The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business 15 days next preceding any selection of Depositary Shares and Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption of Depositary Shares or (b) to transfer or exchange for another Receipt any Receipt evidencing Depositary Shares called or being called for redemption, in whole or in part except as provided in the immediately preceding paragraph of this
Section 2.03.

          Whenever the Company shall be required to make an offer to repurchase Depositary Shares representing Stock in accordance with the Certificate of Designation, it shall give the Depositary in its capacity as Depositary not less than 5 business days' prior notice of the required date of the mailing of a notice of the repurchase offer. The Depositary shall, as directed by the Company in writing, mail, first class postage prepaid, notice of the relevant terms of the repurchase offer, as provided by the Company, including: (i) that such notice is being given pursuant to a repurchase offer, (ii) the number of Depositary Shares and Stock for which the offer is being made, (iii) the method for determining the amount payable per Depositary Share, (iv) the last date, which shall not be less than 30 nor more than 60 days after the date of such notice, by which a holder must elect to accept the repurchase offer, (v) the procedures that such holder must follow to exercise its rights and (vi) the procedures for withdrawing an election.

          The Depositary shall, thereafter, receive from each holder electing to have Depositary Shares repurchased pursuant to the repurchase offer in accordance with the instructions in the notice, the holder's Receipts, with an appropriate form duly completed prior to the repurchase date. Holders will be entitled to withdraw an election by a written notice of withdrawal delivered to the Depositary prior to the close of business on the repurchase date. The notice of withdrawal shall state the number of Depositary Shares and the Receipt numbers to which the notice of withdrawal relates and the number of Depositary Shares and Receipt numbers, if any, which remain subject to election. In case the aggregate number of Depositary Shares offered for repurchase by the holders exceeds the amount of Depositary Shares which the Company has offered to repurchase pursuant to the repurchase offer, the Depositary Shares to be repurchased shall be selected by the Depositary on a pro rata basis at the direction of the Company. The Depositary shall, at the direction of the Company, cause payment to be mailed or delivered to each tendering holder as promptly as reasonably practicable after the repurchase date, in the amount of the repurchase price, and any unpurchased Depositary Shares to be returned to the holder thereof. The foregoing is subject further to the terms and conditions of the Certificate of Designation.

          SECTION 2.04. Register of Transfer of Receipts. Subject to the terms and conditions of this Deposit Agreement, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof at the Corporate Office, or such other office as the Depositary may designate for such purpose, by the record holder in person or by a duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer, together with evidence of the payment of any transfer taxes as may be required by law. Upon such surrender, the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered.

          SECTION 2.05. Combination and Split-ups of Receipts. Upon surrender of a Receipt or Receipts at the Corporate Office, or such other office as the Depositary may designate for the purpose of effecting a split-up or combination of Receipts, subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute and deliver a new Receipt or Receipts in the authorized denominations requested evidencing the same aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.

          SECTION 2.06.  Surrender of Receipts and Withdrawal of
Stock. (a) Except as provided in Section 2.06(b), no holder of a Receipt or Receipts shall have the right to withdraw any of the shares of Stock represented by such Receipts.

          (b) Notwithstanding Section 2.06(a), the Company shall have the right to withdraw any or all of the Stock (but only in whole shares of Stock) represented by the Depositary Shares and all money and other property, if any, represented by such Depositary Shares by surrendering the Receipt or Receipts evidencing such Depositary Shares at the Corporate Office, or at such other office as the Depositary may designate for such withdrawals (and cancellation of the surrendered Receipts as provided in Section 2.09). After such surrender, without unreasonable delay, the Depositary shall deliver to the Company the whole number of shares of Stock and all such money and other property, if any, represented by the Depositary Shares evidenced by the Receipt or Receipts so surrendered for withdrawal. If the Receipt or Receipts delivered by the Company to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of whole Depositary Shares representing the whole number of shares of Stock to be withdrawn, the Depositary shall at the same time, in addition to such whole number of shares of Stock and such money and other property, if any, to be withdrawn, deliver to the Company, or (subject to Section 2.04) upon its order, a new Receipt or Receipts evidencing such excess number of whole Depositary Shares.

          Delivery of the Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer.

          The Depositary shall deliver the Stock and the money and other property, if any, represented by the Depositary Shares evidenced by Receipts surrendered for withdrawal, without unreasonable delay, at the office at which such Receipts were surrendered, except that, at the request, risk and expense of the Company such delivery may be made, without unreasonable delay, at such other place as may be designated by the Company.

          For purposes of determining the number of Depositary Shares outstanding on any dividend payment date for purposes of
Section 4(b) of the Certificate of Designation, the Receipts representing Depositary Shares acquired by the Company on or prior to such dividend payment date and not theretofore delivered to the Depositary for withdrawal and cancellation shall be deemed to be outstanding.

          SECTION 2.07. Limitations on Execution and Delivery, Transfer, Split-up, Combination and Surrender of Receipts and Withdrawal or Deposit of Stock. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt, the delivery of any distribution thereon or deposit of Stock, the Depositary, any of the Depositary's Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to the Stock being deposited or withdrawn or with respect to property of the Company being issued upon redemption); (ii) production of proof satisfactory to it as to the identity and genuineness of any signature; and (iii) compliance with such reasonable regulations, if any, as the Depositary or the Company may establish not inconsistent with the provisions of this Deposit Agreement.

          The deposit of Stock may be refused, or the registration of transfer, split-up, combination or surrender of outstanding Receipts and the withdrawal of deposited Stock may be suspended (i) during any period when the register of stockholders of the Company is closed, (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement, or (iii) with the approval of the Company, for any other reason. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any shares of Stock that are required to be registered under the Securities Act unless a registration statement under the Securities Act is in effect as to such shares of Stock.

          SECTION 2.08. Lost Receipts, etc. In case any Receipt shall be mutilated or destroyed or lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt or in lieu of and in substitution for such destroyed, lost or stolen Receipt unless the Depositary has notice that such Receipt has been acquired by a bona fide purchaser; provided, however, that the holder thereof provides the Depositary with (i) evidence satisfactory to the Depositary of such destruction, loss or theft of such Receipt, of the authenticity thereof and of his ownership thereof, (ii) reasonable indemnification satisfactory to the Depositary or the payment of any charges incurred by the Depositary in obtaining insurance in lieu of such indemnification and (iii) payment of any expense (including fees, charges and expenses of the Depositary) in connection with such execution and delivery.

          SECTION 2.09.  Cancellation and Destruction of
Surrendered Receipts. All Receipts surrendered to the Depositary or any Depositary's Agent shall be cancelled by the Depositary.
Except as prohibited by applicable law or regulation, the Depositary is authorized to destroy such Receipts so canceled.



                        ARTICLE III

               CERTAIN OBLIGATIONS OF HOLDERS
                OF RECEIPTS AND THE COMPANY

          SECTION 3.01. Filing Proofs, Certificates and Other Information. Any person presenting Stock for deposit or any holder of a Receipt may be required from time to time to file such proof of residence or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold or delay the delivery of any Receipt, the registration of transfer or redemption of any Receipt, the withdrawal of the Stock represented by the Depositary Shares evidenced by any Receipt or the distribution of any dividend or other distribution until such proof or other information is filed, such certificates are executed or such representations and warranties are made.

          SECTION 3.02.  Payment of Taxes or Other Governmental
Charges.   If any tax or other governmental charge shall become
payable by or on behalf of the Depositary with respect to (i) any Receipt, (ii) the Depositary Shares evidenced by such Receipt,
(iii) the Stock (or fractional interest therein) or other property represented by such Depositary Shares, or (iv) any transaction referred to in Section 4.06, such tax (including transfer, issuance or acquisition taxes, if any) or governmental charge shall be payable by the holder of such Receipt, who shall pay the amount thereof to the Depositary. Until such payment is made, registration or transfer of any Receipt or any split-up or combination thereof or any withdrawal of the Stock or money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused, any dividend or other distribution may be withheld and any part or all of the Stock or other property represented by the Depositary Shares evidenced by such Receipt may be sold for the account of the holder thereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such tax or other governmental charge, the holder of such Receipt remaining liable for any deficiency.

          SECTION 3.03.  Withholding.   The Depositary shall act
as the tax withholding agent for any payments, distributions made with respect to the Depositary Shares and Receipts, and the Stock. The Depositary shall be responsible with respect to the Depository Shares, Receipts and Stock for the timely (i) collection and deposit of any required withholding or backup withholding tax, and (ii) filing of any information returns or other documents with federal (and other applicable) taxing authorities.

          SECTION 3.04.  Representations and Warranties as to
Stock.   In the case of the initial deposit of the Stock, the
Company and, in the case of subsequent deposits thereof, each person so depositing Stock under this Deposit Agreement shall be deemed thereby to represent and warrant that such Stock and each certificate therefor are valid and that the person making such deposit is duly authorized to do so. Such representations and warranties shall survive the deposit of the Stock and the issuance of Receipts therefor.

                         ARTICLE IV

                     THE STOCK, NOTICES

          SECTION 4.01. Cash Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the Stock, the Depositary shall, subject to
Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of such sum as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required by law to withhold and does withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of
Depositary Shares shall be reduced accordingly.   The Depositary
shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any owner of Depositary Shares a fraction of one cent and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to record holders of Receipts then outstanding.

          SECTION 4.02. Distributions Other Than Cash. Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon the Stock, the Depositary shall, subject to Section 3.02, distribute to record holders of Receipts on the record date fixed pursuant to Section 4.04 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders, in any manner that the Depositary and the Company may deem equitable and practicable for accomplishing such distribution. If, in the opinion of the Company after consultation with the Depositary, such distribution cannot be made proportionately among such record holders, or if for any other reason (including any tax withholding or securities law requirement), the Depositary deems, after consultation with the Company, such distribution not to be feasible, the Depositary may, with the approval of the Company which approval shall not be unreasonably withheld, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Section 3.02, be distributed or made available for distribution, as the case may be, by the Depositary to record holders of Receipts as provided by Section 4.01 in the case of a distribution received in cash.

          SECTION 4.03. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose names Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct (including by the issue to such record holders of warrants representing such rights, preferences or privileges); provided, however, that (a) if at the time of issue or offer of any such rights, preferences or privileges the Company determines and instructs the Depositary that it is not lawful or feasible to make such rights, preferences or privileges available to some or all holders of Receipts (by the issue of warrants or otherwise) or (b) if and to the extent instructed by holders of Receipts who do not desire to exercise such rights, preferences or privileges, the Depositary shall then, in each case, and if applicable laws or the terms of such rights, preferences or privileges so permit, sell such rights, preferences or privileges of such holders at public or private sale, at such place or places and upon such terms as it
may deem proper.   The net proceeds of any such sale shall be
distributed by the Depositary to the record holders of Receipts entitled thereto as provided by Section 4.01 in the case of a distribution received in cash.

          If registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for holders of Receipts to be offered or sold such securities, the Company shall promptly file a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective or unless the offering and sale of such securities to such holders are exempt from registration under the provisions of the Securities Act.

          If any other action under the law of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to holders of Receipts, the Company agrees with the Depositary that the Company will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such holders to exercise such rights, preferences or privileges.

          SECTION 4.04. Notice of Dividends, Fixing of Record Date for Holders of Receipts. Whenever (i) any cash dividend or other cash distribution shall become payable, or any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of Stock are entitled to vote or of which holders of Stock are entitled to notice or any election on the part of the Company to call for the redemption of, any shares of Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption.

          SECTION 4.05. Voting Rights. Upon receipt of notice of any meeting at which the holders of Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall be provided by the Company and which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.04 will be entitled, subject to any applicable provision of law, the Certificate of Incorporation or the Certificate of Designation, to
instruct the Depositary as to the exercise of the voting rights pertaining to the Stock represented by their respective Depositary Shares and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of a Receipt on such record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the Stock represented by the Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in
such request.   The Company hereby agrees to take all reasonable
action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Stock or cause such Stock to be voted. In the absence of specific instructions from the holder of a Receipt, the Depositary will abstain from voting to the extent of the Stock represented by the Depositary Shares evidenced by such Receipt.

          SECTION 4.06.  Changes Affecting Stock and
Reclassifications, Recapitalizations, etc. Upon any split-up, consolidation or any other reclassification of Stock, or upon any recapitalization, reorganization, merger, amalgamation or consolidation affecting the Company or to which it is a party or sale of all or substantially all of the Company's assets, the Depositary shall treat any shares of stock or other securities or property (including cash) that shall be received by the Depositary in exchange for or in respect of the Stock as new deposited property under this Deposit Agreement, and Receipts then outstanding shall thenceforth represent the proportionate interests of holders thereof in the new deposited property so received in exchange for or in respect of such Stock. In any such case the Depositary may, in its discretion, with the approval of the Company, execute and deliver additional Receipts, or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited property.

          SECTION 4.07. Reports. The Company or, at the option of the Company, the Depositary shall forward to the holders of Receipts any reports and communications received from the Company that are received by the Depositary as the holder of Stock.

          SECTION 4.08. Lists of Receipt Holders. Promptly upon request from time to time by the Company, the Depositary shall furnish to it a list, as of a recent date, of the names, addresses and holdings of Depositary Shares of all persons in whose names Receipts are registered on the books of the
Depositary.   At the expense of the Company, the Company shall
have the right to inspect transfer and registration records of the Depositary, any Depositary's Agent or the Registrar, take copies thereof and require the Depositary, any Depositary's Agent or the Registrar to supply copies of such portions of such records as the Company may request.


                         ARTICLE V

          THE DEPOSITARY, THE DEPOSITARY'S AGENTS,
               THE REGISTRAR AND THE COMPANY

          SECTION 5.01. Maintenance of Offices, Agencies, Transfer Books by the Depositary; the Registrar. Upon execution of this Deposit Agreement in accordance with its terms, the Depositary shall maintain (i) at the Corporate Office facilities for the execution and delivery, registration, registration of transfer, surrender, split-up, combination and redemption of Receipts and deposit and withdrawal of Stock and (ii) at the offices of the Depositary's Agents, if any, facilities for the delivery, registration, registration of transfer, surrender, split-up, combination, and redemption of Receipts and deposit and withdrawal of Stock, all in accordance with the provisions of this Deposit Agreement.

          The Depositary, acting as transfer agent and Registrar, shall keep books at the Corporate Office for the registration and transfer of Receipts, which books at all reasonable times shall be open for inspection by the record holders of Receipts; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person's interest as
an owner of Depositary Shares.   The Depositary shall consult
with the Company upon receipt of any request for inspection. The Depositary may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder.

          If the Receipts or the Depositary Shares evidenced thereby or the Stock represented by such Depositary Shares shall be listed on one or more stock exchanges, the Depositary shall, with the approval of the Company, appoint a Registrar for registry of such Receipts or Depositary Shares in accordance with the requirements of such exchange or exchanges. Such Registrar (which may be the Depositary if so permitted by the requirements of such exchange or exchanges) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Company. In addition, if the Receipts, such Depositary Shares or such Stock are listed on one or more stock exchanges, the Depositary will, at the request of the Company, arrange such facilities for the delivery, registration, registration of transfer, surrender, split-up, combination or redemption of such Receipts, such Depositary Shares or such Stock as may be required by law or applicable stock exchange regulations.

          SECTION 5.02. Prevention or Delay in Performance by the Depositary, the Depositary's Agents, the Registrar or the
Company.   Neither the Depositary nor any Depositary's Agent nor
the Registrar nor the Company shall incur any liability to any holder of any Receipt, if by reason of any provision of any present or future law or regulation thereunder of the United States of America or of any other governmental authority or, in the case of the Depositary, the Registrar or any Depositary's Agent, by reason of any provision, present or future, of the Certificate of Incorporation or the Certificate of Designation or, in the case of the Company, the Depositary, the Registrar or any Depositary's Agent, by reason of any act of God or war or other circumstances beyond the control of the relevant party, the Depositary, any Depositary's Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent, the Registrar or the Company incur any liability to any holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Deposit Agreement provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except, in the case of the Depositary, any Depositary's Agent or the Registrar, if any such exercise or failure to exercise discretion is caused by its gross negligence or willful misconduct.

          SECTION 5.03. Obligations of the Depositary, the Depositary's Agents, the Registrar and the Company. The Company assumes no obligation and shall be subject to no liability under this Deposit Agreement or the Receipts to holders or other persons, except to perform in good faith such obligations as are specifically set forth and undertaken by it to perform in this Deposit Agreement. Each of the Depositary, the Depositary's Agents and the Registrar assumes no obligation and shall be subject to no liability under this Deposit Agreement or the Receipts to holders or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in this Deposit Agreement without gross negligence or willful misconduct.

          Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to Stock, Depositary Shares or Receipts that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

          Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall be liable for any action or any failure to act by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any holder of a Receipt or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, any Depositary's Agent, the Registrar and the Company may each rely and shall each be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          The Depositary, the Registrar and any Depositary's Agent may own and deal in any class of securities of the Company and its affiliates and in Receipts or Depositary Shares. The Depositary may also act as transfer agent or registrar of any of the securities of the Company and its affiliates.

          It is intended that neither the Depositary nor any Depositary's Agent nor the Registrar shall be deemed to be an "issuer" of the Stock, the Depositary Shares, or the Receipts or other securities issued upon exchange or redemption of the Stock under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary's Agent and the Registrar are acting only in a ministerial capacity; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

          Neither the Depositary (or its officers, directors, employees or agents) nor any Depositary's Agent nor the Registrar makes any representation or has any responsibility as to the validity of the Registration
Statement pursuant to which the Depositary Shares are registered under the Securities Act, the Stock, the Depositary Shares or any instruments referred to therein or herein, or as to the correctness of any statement made therein or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

          The Depositary assumes no responsibility for the correctness of the description that appears in the Receipts, which can be taken as a statement of the Company summarizing certain provisions of this Deposit Agreement. Notwithstanding any other provision herein or in the Receipts, the Depositary makes no warranties or representations as to the validity, genuineness or sufficiency of any Stock at any time deposited with the Depositary hereunder or of the Depositary Shares, as to the validity or sufficiency of this Deposit Agreement, as to the value of the Depositary Shares or as to any right, title or interest of the record holders of Receipts in and to the Depositary Shares except that the Depositary hereby represents and warrants as follows: (i) the Depositary has been duly organized and is validly existing and in good standing under the laws of the State of New Jersey, with full power, authority and legal right under such law to execute, deliver and carry out the terms of this Deposit Agreement; (ii) this Deposit Agreement has been duly authorized, executed and delivered by the Depositary; and (iii) this Deposit Agreement constitutes, and when executed and delivered, each Receipt will constitute, a valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). The Depositary shall not be accountable for the use or application by the Company of the Depositary Shares or the Receipts or the proceeds thereof.

          SECTION 5.04. Resignation and Removal of the Depositary, Appointment of Successor Depositary. The Depositary may at any time resign as Depositary hereunder by written notice via registered mail of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

          The Depositary may at any time be removed by the Company by written notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

          In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor depositary, which shall be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000. If a successor depositary shall not have been appointed in 60 days, the resigning or removed Depositary may petition a court of competent jurisdiction to appoint a successor depositary. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Company, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all rights, title and interest in the Stock and any moneys or property held hereunder to such successor and shall deliver to such successor a list of the record holders of all outstanding Receipts. Any successor depositary shall promptly mail notice of its appointment to the record holders of Receipts.

          Any corporation into or with which the Depositary may be merged, consolidated or converted shall be the successor of such Depositary without the execution or filing of any document or any further act. Such successor depositary may execute the Receipts either in the name of the predecessor depositary or in the name of the successor depositary.

          SECTION 5.05. Corporate Notices and Reports. The Company agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the record holders of Receipts, in each case at the address recorded in the Depositary's books, copies of all notices and reports (including financial statements) required by law, by the rules of any national securities exchange upon which the Stock, the Depositary Shares or the Receipts are listed or by the Certificate of Incorporation and the Certificate of Designation to be furnished by the Company to holders of Stock. Such transmission will be at the Company's expense and the Company will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the record holders of Receipts at the Company's expense such other documents as may be requested by the Company.

          SECTION 5.06. Deposit of Stock by the Company. The Company agrees with the Depositary that neither the Company nor any company controlled by the Company will at any time deposit any Stock if such Stock is required to be registered under the provisions of the Securities Act and no registration statement is at such time in effect as to such Stock.

          SECTION 5.07. Indemnification by the Company. The Company shall indemnify the Depositary for, and hold it harmless against, any loss, liability, claim or expense ("Loss") arising out of or in connection with its duties under this Agreement, including the reasonable costs and expenses of defending itself against Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Depositary's gross negligence or willful misconduct. Anything to the contrary notwithstanding, in no event shall the Depositary be liable for special, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Depositary has been advised of the liklihood of such damages.

          SECTION 5.08. Fees, Charges and Expenses. No fees, charges and expenses of the Depositary or any Depositary's Agent hereunder or of any Registrar shall be payable by any person other than the Company, except for any taxes and other governmental charges and except as provided in this Deposit Agreement. If, at the request of a holder of a Receipt, the Depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder, such holder or other person will be liable for such fees, charges and expenses. All other fees, charges and expenses of the Depositary and any Depositary's Agent hereunder and of any Registrar (including, in each case, reasonable fees and expenses of counsel) incident to the performance of their respective obligations hereunder will be paid from time to time upon consultation and agreement between the
Depositary and the Company as to the amount and nature of such fees, charges and expenses.


                         ARTICLE VI

                 AMENDMENT AND TERMINATION

          SECTION 6.01. Amendment. The form of the Receipts and any provision of this Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable; provided, however, that no such amendment that shall materially and adversely alter the rights of the holders of Receipts shall be effective as to outstanding Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Receipts and unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares outstanding. In no event shall any amendment impair the right, subject to the provisions of Sections 2.03, 2.06 and 2.07 and Article III, of any owner of any Depositary Shares to surrender the Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

          SECTION 6.02. Termination. Whenever so directed by the Company, the Depositary will terminate this Deposit Agreement by mailing notice of such termination to the record holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate this Deposit Agreement if at any time 45 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04.

          If any Receipts shall remain outstanding after the date of termination of this Deposit Agreement, the Depositary thereafter shall discontinue the transfer of Receipts, shall suspend the distribution of dividends to the holders thereof and shall not give any further notices (other than notice of such termination) or perform any further acts under this Deposit Agreement, except as provided below and that the Depositary shall continue to collect dividends and other distributions pertaining to Stock, shall sell rights, preferences or privileges as provided in this Deposit Agreement and shall continue to deliver the Stock and any money and other property represented by Receipts, without liability for interest thereon, upon surrender thereof by the holders thereof. At any time after the expiration of two years from the date of termination, the Depositary may sell Stock then held hereunder at public or private sale, at such places and upon such terms as it deems proper and may thereafter hold in a segregated account the net proceeds of any such sale, together with any money and other property held by it hereunder, without liability for interest, for the benefit, pro rata in accordance with their holdings, of the holders of Receipts that have not heretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement except to account for such net proceeds and money and other property. Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary's Agent and any Registrar under Sections 5.07 and 5.08.



                        ARTICLE VII

                       MISCELLANEOUS

          SECTION 7.01. Counterparts. This Deposit Agreement may be executed by the Company and the Depositary in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Deposit Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Deposit Agreement.
Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary's Agents and shall be open to inspection during business hours at the Corporate Office and the respective offices of the Depositary's Agents, if any, by any holder of a Receipt.

          SECTION 7.02. Exclusive Benefits of Parties. This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

          SECTION 7.03. Invalidity of Provisions. In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

          SECTION 7.04. Notices. Any notices to be given to the Company hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier confirmed by letter, addressed to the Company at 17001 Northchase Drive, Houston, Texas 77000, Attention: Secretary, or at any other place to which the Company may have transferred its principal executive office.

          Any notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier confirmed by letter, addressed to the Depositary at the Corporate Office.

          Except as provided in the next paragraph, any notices given to any record holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, or by telegram or telex or telecopier confirmed by letter, addressed to such record holder at the address of such record holder as it appears on the books of the Depositary or, if such holder shall have filed with the Depositary a written request that notices intended for such holder be mailed to some other address, at the address designated in such request.

          In addition, whenever the Certificate of Designation requires any notice to be published, the Depositary will, if requested by the Company, cause such notice to be published in the manner directed by the Company.

          Delivery of a notice sent by mail, or by telegram or telex or telecopier shall be deemed to be effected at the time when a duly addressed letter containing the same (or a duly addressed letter confirming an earlier notice in the case of a telegram or telex or telecopier message) is deposited, postage prepaid, in a post office letter box. The Depositary or the Company may, however, act upon any telegram or telex or telecopier message received by it from the other or from any holder of a Receipt, notwithstanding that such telegram or telex or telecopier message shall not subsequently be confirmed by letter as aforesaid.

          SECTION 7.05. Depositary's Agents. The Depositary may, with the approval of the Company which approval shall not be unreasonably withheld, from time to time appoint one or more Depositary's Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may vary or terminate the appointment of such Depositary's Agents.

          SECTION 7.06. Holders of Receipts Are Parties. Notwithstanding that holders of Receipts have not executed and delivered this Deposit Agreement or any counterpart thereof, the holders of Receipts from time to time shall be deemed to be parties to this Deposit Agreement and shall be bound by all of the terms and conditions, and be entitled to all of the benefits, hereof and of the Receipts by acceptance of delivery of Receipts.

          SECTION 7.07. Governing Law. This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflict of laws.

          SECTION 7.08.  Headings.  The headings of articles and
sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit
Agreement or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.



IN WITNESS WHEREOF, Anadarko Petroleum Corporation and
ChaseMellon Shareholder Services, L.L.C. have duly executed this Deposit Agreement as of the day and year first above set forth and all holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.



                                   ANADARKO PETROLEUM
                                     CORPORATION


Attest:

By:_______________________    By:_______________________
                                   Authorized Officer


                                   CHASEMELLON SHAREHOLDER
SERVICES, L.L.C.

Attest:

By:_______________________    By:_______________________
                                   Authorized Officer

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL in as much as the registered owner hereof, Cede & Co., has an interest herein.



                     DEPOSITARY RECEIPT
                            FOR
                     DEPOSITARY SHARES
            EACH REPRESENTING 1/10 OF A SHARE OF
         5.46% CUMULATIVE PREFERRED STOCK, SERIES B

                             OF

               ANADARKO PETROLEUM COPORATION


No. 1                                      CUSIP: 032511 305


          ChaseMellon Shareholder Services, L.L.C. (the "Depositary") hereby certifies that Cede & Co. is the registered owner of 2,000,000 Depositary Shares (the "Depositary Shares"), each Depositary Share representing 1/10 of a share of 5.46% Cumulative Preferred Stock, Series B, $1.00 par value (the "Stock"), of Anadarko Petroleum Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), deposited with the Depositary and the same proportionate interest in any and all other property received by the Depositary in respect of such shares of Stock and held by the Depositary under the Deposit Agreement (as defined below). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the Stock represented thereby, including the dividend, conversion, exchange, voting, liquidation and other rights contained in the Certificate of Designations establishing the rights, preferences, privileges and limitations of the Stock (the "Certificate of Designations"), copies of which are on file at the office of the Depositary in The City of New York,
Borough of Manhattan at which at any particular time its business in respect of matters governed by the Deposit Agreement shall be administered, which at the time of the execution of the Deposit Agreement is located at 450 West 33rd Street (the "Corporate Office").

          This Depositary Receipt ("Receipt") shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose unless this Receipt shall have been executed manually or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by facsimile by the Depositary by the signature of a duly authorized officer and, if executed by facsimile signature of the Depositary, shall have been countersigned manually by such Registrar by the signature of a duly authorized officer.

          THE DEPOSITARY IS NOT RESPONSIBLE FOR THE VALIDITY OF ANY DEPOSITED STOCK. THE DEPOSITARY ASSUMES NO RESPONSIBILITY FOR THE CORRECTNESS OF THE DESCRIPTION SET FORTH IN THIS RECEIPT, WHICH CAN BE TAKEN AS A STATEMENT OF THE COMPANY SUMMARIZING CERTAIN PROVISIONS OF THE DEPOSIT AGREEMENT. UNLESS EXPRESSLY SET FORTH IN THE DEPOSIT AGREEMENT, THE DEPOSITARY MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE VALIDITY, GENUINENESS OR SUFFICIENCY OF ANY STOCK AT ANY TIME DEPOSITED WITH THE DEPOSITARY UNDER THE DEPOSIT AGREEMENT OR OF THE DEPOSITARY SHARES, AS TO THE VALIDITY OR SUFFICIENCY OF THE DEPOSIT AGREEMENT, AS TO THE VALUE OF THE DEPOSITARY SHARES OR AS TO ANY RIGHT, TITLE OR INTEREST OF THE RECORD HOLDERS OF THE DEPOSITARY RECEIPTS IN AND TO THE DEPOSITARY SHARES.

          The Company will furnish to any holder of this Receipt without charge, upon request addressed to its executive office, a full statement of the designation, relative rights, preferences and limitations of the shares of each authorized class, and of each class of preferred stock authorized to be issued, so far as the same may have been fixed, and a statement of the authority of the Board of Directors of the Company to designate and fix the relative rights, preferences and limitations of other classes.





          This Receipt is continued on the reverse hereof and the additional provisions therein set forth for all purposes have the same effect as if set forth at this place.

Dated:


CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Depositary and Registrar



By:____________________________
   Authorized Officer

Further Conditions and Agreements Forming Part of this Receipt
Appear on the Reverse Side.
                         [REVERSE
                   OF DEPOSITARY RECEIPT]


          1. The Deposit Agreement. Depositary Receipts (the "Receipts"), of which this Receipt is one, are made available upon the terms and conditions set forth in the Deposit Agreement, dated as of May 7, 1998 (the "Deposit Agreement"), among the Company, the Depositary and all holders from time to time of Receipts. The Deposit Agreement (copies of which are on file at the Corporate Office and at the office of any agent of the Depositary) sets forth the rights of holders of Receipts and the rights and duties of the Depositary. The statements made on the face and the reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are subject to the detailed provisions thereof, to which reference is hereby made. In the event of any conflict between the provisions of this Receipt and the provisions of the Deposit Agreement, the provisions of the Deposit Agreement will govern.

          2. Definitions. Unless otherwise expressly herein provided, all defined terms used herein shall have the meanings ascribed thereto in the Deposit Agreement.

          3. Redemption by the Company; Repurchase by the Company. Whenever the Company shall redeem shares of Stock in accordance with the Certificate of Designations, it shall (unless otherwise agreed in writing with the Depositary) give the Depositary in its capacity as Depositary not less than 5 business days' prior notice of the proposed date of the mailing of a notice of redemption and of the number of such shares of Stock held by the Depositary to be redeemed. The Depositary shall, as directed by the Company in writing, mail, first class postage prepaid, notice of the redemption not less than 30 and not more than 60 days prior to the date fixed for redemption of such Stock and Depositary Shares, to the record holders of the Receipts evidencing the Depositary Shares to be so redeemed, at the addresses of such holders as the same appear on the records of such holders as the same appear on the records of the Depositary. On the date of any such redemption, the Depositary shall surrender the certificate or certificates held by the Depositary evidencing the number of shares of Stock to be redeemed in the manner specified in the notice of redemption. The Depositary shall, thereafter, redeem the number of Depositary shares representing such redeemed Stock upon the surrender of Receipts evidencing such Depositary Shares in the manner provided in the notice sent to record holders of Receipts. Notice having been mailed and published as aforesaid, from and after the redemption date (unless the Company shall have failed to redeem the shares of Stock to be redeemed by it upon the surrender of the certificate or certificates therefor by the Depositary as described above), the Depositary Shares called for redemption shall be deemed no longer to be outstanding and all rights of the holders of Receipts evidencing such Depositary Shares shall, to the extent of such Depositary Shares, cease and terminate.

          Whenever the Company shall be required to make a repurchase of Depositary Shares in accordance with the Certificate of Designations, it shall give the Depositary in its capacity as Depositary not less than 5 business days' prior notice of the required date of the mailing of a notice of the repurchase offer. The Depositary shall, as directed by the Company in writing, mail, first class postage prepaid, notice of the relevant terms and conditions of the repurchase offer, as provided by the Company, to the record holders of the Receipts evidencing the Depositary Shares to be repurchased by the Company, at the addresses of such holders as the same appear on the records of the Depositary. The Depositary shall, thereafter, collect any notices, guarantees and Receipts evidencing the Depositary Shares from the holders in the manner provided for in the notice sent to the holders from the Company. In case the aggregate number of Depositary Shares exceeds the amount the Company is required to repurchase, the Depositary Shares to be repurchased shall be selected by the Depositary on a pro rata basis at the direction of the Company. The foregoing is subject further to the terms and conditions of the Certificate of Designations.

          4.  Withdrawal of Stock Not Permitted.  Holders of
Receipts are not entitled to receive any of the shares of Stock represented by such Receipts.

          5. Transfers, Split-ups, Combinations. Subject to Paragraphs 6, 7 and 8 below, this Receipt is transferable on the books of the Depositary upon surrender of this Receipt to the Depositary at the Corporate Office or at such other offices as the Depositary may designate, properly endorsed or accompanied by a properly executed instrument of transfer, and upon such transfer the Depositary shall sign and deliver a Receipt or Receipts to or upon the order of the person entitled thereto, all as provided in and subject to the Deposit Agreement. This Receipt may be split into other Receipts or combined with other Receipts into one Receipt evidencing the same aggregate number of Depositary
Shares evidenced by the Receipt or Receipts surrendered; provided, however, that the Depositary shall not issue any Receipt evidencing a fractional Depositary Share.

          6. Conditions to Signing and Delivery, Transfer, etc., of Receipts. Prior to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of this Receipt, the delivery of any distribution hereon, the Depositary, any of the Depositary's Agents or the Company may require any or all of the following: (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Company shall have made such payment, the reimbursement to it) of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to Stock being deposited or withdrawn or with respect to other securities or property of the Company being issued upon redemption); (ii) production of proof satisfactory to it as to the identity and genuineness of any signature; and (iii) compliance with such reasonable regulations, if any, as the Depositary or the Company may establish not inconsistent with the Deposit Agreement. Any person presenting Stock for deposit, or any holder of this Receipt, may be required to file such proof of information, to execute such certificates and to make such representations and warranties as the Depositary or the Company may reasonably deem necessary or proper. The Depositary or the Company may withhold or delay the delivery of this Receipt, the registration of transfer, redemption, or exchange of this Receipt, the withdrawal of the Stock represented by the Depositary Shares evidenced by this Receipt or the distribution of any dividend or other distribution until such proof or other information is filed, such certificates are executed or such representations and warranties are made.

          7. Suspension of Delivery, Transfer, etc. The registration of transfer, split-up, combination, surrender or exchange of this Receipt may be suspended (i) during any period when the register of stockholders of the Company is closed, (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement, or (iii) with the approval of the Company, for any other reason. The Depositary shall not be required to issue, transfer or exchange any Receipts for a period beginning at the opening of business 15 days next preceding any selection of Depositary Shares and Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption of Depositary Shares.

          8. Payment of Taxes or Other Governmental Charges. If any tax or other governmental charge shall become payable by or on behalf of the Depositary with respect to (i) this Receipt,
(ii) the Depositary Shares evidenced by this Receipt, (iii) the Stock (or fractional interest therein) or other property represented by such Depositary Shares, or (iv) any transaction referred to in Section 4.06, of the Deposit Agreement, such tax (including transfer, issuance or acquisition taxes, if any) or governmental charge shall be payable by the holder of this Receipt, who shall pay the amount thereof to the Depositary. Until such payment is made, registration of transfer of this Receipt or any split-up or combination hereof or any withdrawal of the Stock or money or other property, if any, represented by the Depositary Shares evidenced by this Receipt may be refused, any dividend or other distribution may be withheld and any part or all of the Stock or other property represented by the Depositary Shares evidenced by this Receipt may be sold for the account of the holder hereof (after attempting by reasonable means to notify such holder prior to such sale). Any dividend or other distribution so withheld and the proceeds of any such sale may be applied to any payment of such tax or other governmental charge, the holder of this Receipt remaining liable for any deficiency.

          9. Amendment. The form of the Receipts and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect that they may deem necessary or desirable; provided, however, that no such amendment that shall materially and adversely alter the rights of the holders of Receipt shall be effective as to outstanding Receipts until the expiration of 90 days after notice of such amendment shall have been given to the record holders of outstanding Receipts and unless such amendment shall have been approved by the holders of at least a majority of the Depositary Shares outstanding. Every holder of an outstanding Receipt at the time 90 days after such notice of amendment shall have been given shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Paragraphs 3, 4 6, 7, and 8 hereof and of Sections 2.03, 2.06 and 2.07 and Article III of the Deposit Agreement, of the owner of the Depositary Shares evidenced by this Receipt to surrender this Receipt with instructions to the Depositary to deliver to the holder the Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

          10. Fees, Charges and Expenses. The Company will pay all fees, charges and expenses of the Depositary, except for taxes (including transfer taxes, if any) and other governmental charges and such charges as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Stock, holders of Receipts or other persons.

          11. Title to Receipts. It is a condition of this Receipt, and every successive holder hereof by accepting or holding the same consents and agrees, that title to this Receipt (and to the Depositary Shares evidenced hereby), when properly endorsed or accompanied by a properly executed instrument of transfer, is transferable by delivery with the same effect as in the case of investment securities in general; provided, however, that the Depositary may, notwithstanding any notice to the contrary, treat the record holder hereof at such time as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement and for all other purposes.

          12. Dividends and Distributions. Whenever the Depositary shall receive any cash dividend or other cash distribution on the Stock, the Depositary shall, subject to the provisions of the Deposit Agreement, distribute to record holders of Receipts such amounts of such sums as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such holders; provided, however, that in case the Company or the Depositary shall be required by law to withhold and does withhold from any cash dividend or other cash distribution in respect of the Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. The Depositary shall distribute or make available for distribution, as the case may be, only such amount, however, as can be distributed without attributing to any owner of Depositary Shares a fraction of one cent and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and be treated as part of the next sum received by the Depositary for distribution to record holders of Receipts then outstanding.

          13. Subscription Rights, Preferences or Privileges. If the Company shall at any time offer or cause to be offered to the persons in whose name Stock is registered on the books of the Company any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance, subject to the provisions of the Deposit Agreement, be made available by the Depositary to the record holders of Receipts in such manner as the Company shall instruct.

          14. Notice of Dividends, Fixing of Record Date. Whenever (i) any cash dividend or other cash distribution shall become payable, or any distribution other than cash shall be made, or any rights, preferences or privileges shall at any time be offered, with respect to the Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of Stock are entitled to vote or of which holders of Stock are entitled to notice, or of the mandatory conversion of, or any election on the part of the Company to call for redemption or exchange of, any shares of Stock, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Company with respect to the Stock) for the determination of the holders of Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or of such meeting or to receive notice of such conversion, exchange or redemption.

          15. Voting Rights. Upon receipt of notice of any meeting at which the holders of Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail to the record holders of Receipts a notice, which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders of Receipts at the close of business on a specified record date determined as provided in Paragraph 14 will be entitled, subject to any applicable provision of law, the Certificate of Incorporation or the Certificate of Designations, to instruct the Depositary as to the exercise of the voting rights pertaining to the Stock represented by their respective Depositary Shares, and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of a holder of this Receipt on such record date the Depositary shall endeavor insofar as practicable to vote or cause to be voted the Stock represented by the Depositary Shares evidenced by this Receipt in accordance with the instructions set forth in such request. The Company hereby agrees to take all reasonable action that may be deemed necessary by the Depositary in order to enable the Depositary to vote such Stock or cause such Stock to be voted.
In the absence of specific instructions from the holder of this Receipt, the Depositary will abstain from voting to the extent of the Stock represented by the Depositary Shares evidenced by this Receipt.

          16. Reports, Inspection of Transfer Books. The Depositary shall make available for inspection by holders of Receipts at the Corporate Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Company that are received by the Depositary as the holder of Stock. The Depositary, acting as transfer agent and Registrar, shall keep books at the Corporate Office for the registration and transfer of Receipts, which books at all reasonable times will be open for inspection by the record holders of Receipts; provided that any such holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such person's interest as an owner of Depositary Shares.

          17. Liability of the Depositary, the Depositary's Agents, the Registrar and the Company. Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall incur any liability to any holder of this Receipt, if by reason of any provision of any present or future law or regulation thereunder of any governmental authority or, in the case of the Depositary, the Registrar or any Depositary's Agent, by reason of any provision present or future, of the Certificate of Incorporation or the Certificate of Designations or, in the case of the Company, the Depositary, the Registrar or any Depositary's Agent, by reason of any act of God or war or other circumstances beyond the control of the relevant party, the Depositary, any Depositary's Agent, the Registrar or the Company shall be prevented or forbidden from doing or performing any act or thing that the terms of the Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary's Agent, the Registrar or the Company incur any liability to any holder of this Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that the terms of the Deposit Agreement provide shall or may be done or performed or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement except, in the case of the Depositary, any Depositary's Agent or the Registrar, if such exercise or failure to exercise discretion is caused by its negligence or bad faith.

          18. Obligations of the Depositary, the Depositary's Agent, the Registrar and the Company. The Company assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to the holder hereof or other persons, except to perform in good faith such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement. Each of the Depositary, the Depositary's Agents and the Registrar assumes no obligation and shall be subject to no liability under the Deposit Agreement or this Receipt to the holder hereof or other persons, except to perform such obligations as are specifically set forth and undertaken by it to perform in the Deposit Agreement without negligence or bad faith.

          Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding with respect to Stock, Depositary Shares or Receipts or Common Stock that in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability be furnished as often as may be required.

          Neither the Depositary nor any Depositary's Agent nor the Registrar nor the Company will be liable for any action or failure to act by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Stock for deposit, any holder of this Receipt or any other person believed by it in good faith to be competent to give such advice or information.

          19 Termination of Deposit Agreement. Whenever so directed by the Company, the Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement if at any time 90 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations thereunder except for its obligations to the Depositary, any Depositary's Agent and any Registrar under Sections 5.07 and 5.08 of the Deposit Agreement.

          If any Receipts remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter shall discontinue all functions and be discharged from all obligations as provided in the Deposit Agreement, except as specifically provided therein.

          20.  Governing Law.  The Deposit Agreement and this
Receipt and all rights thereunder and hereunder and provisions thereof and hereof shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflict of laws.
                     FORM OF ASSIGNMENT



          FOR VALUE RECEIVED, the undersigned hereby sells,
assigns and transfers unto                the within Receipt and
all rights and interests represented by the Depositary Shares evidenced thereby, and hereby irrevocably constitutes and
appoints                   his attorney, to transfer the same on
the books of the within-named Depositary, with full power of substitution in the premises.


Dated:              Signature:____________________________
                              NOTE:  The signature to this
                              assignment must correspond
                              with the name as written
                              upon the face of the Receipt
                              in every particular, without
                              alteration or enlargement, or
                              any change whatever.